November 15, 2019
HollyFrontier Corporation Announces CEO Retirement and Appointment of New CEO
DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that George Damiris notified the Board of Directors of HollyFrontier that he will retire as CEO, President and Director of HollyFrontier on December 31, 2019. Mr. Damiris was appointed CEO and President of HollyFrontier in January 2016 and has served on the Board of Directors of HollyFrontier since December 2015. Mr. Damiris joined Holly Corporation (“Holly”) in 2007 and held several roles at the company prior to his appointment as CEO and President. HollyFrontier and the Board are appreciative of Mr. Damiris’s service to HollyFrontier.
In connection with Mr. Damiris’s retirement, the Board appointed Michael Jennings as CEO and President of HollyFrontier effective January 1, 2020. Until such time, Mr. Jennings will serve as Executive Vice President of the Corporation. Mr. Jennings has served as a director of HollyFrontier since July 2011 and served as Chairman of the Board of HollyFrontier from January 2013 to January 2016 and from January 2017 to February 2019. Mr. Jennings previously served as Executive Chairman from January 2016 to January 2017, as the Chief Executive Officer and President of HollyFrontier from the merger of Holly Corporation and Frontier Oil Corporation (“Frontier”) in July 2011 until January 2016, as President and Chief Executive Officer of Frontier from 2009 until the merger of Holly and Frontier in July 2011, and as the Executive Vice President and Chief Financial Officer of Frontier from 2005 until 2009. Mr. Jennings was also appointed as Chief Executive Officer of Holly Logistic Services, L. L. C. (“HLS”), the ultimate general partner of Holly Energy Partners, L.P., effective January 1, 2020. Mr. Jennings currently serves as Chairman of the Board of HLS, having served as a director of HLS since October 2011.
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Trey Schonter, 214-954-6510
Investor Relations